Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2018

•	Net Earnings of $43.2 million for the fourth quarter of 2018, or $0.31 per share
•	2018 Full Year Net Earnings were $152.0 million, or $1.24 per share
•	Deposits totaled $8.83 billion at year end with 59% noninterest-bearing deposits
•	Total loans were $7.76 billion or 67% of total assets at year end
•	Net interest margin expanded to 4.40% for fourth quarter of 2018

Ontario, CA, January 23, 2019-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter and year ended December 31, 2018.

CVB Financial Corp. reported net income of $43.2 million for the quarter ended December 31, 2018, compared with $38.6 million for the third quarter of 2018 and $17.9 million for the fourth quarter of 2017. Diluted earnings per share were $0.31 for the fourth quarter, compared to $0.30 for the prior quarter and $0.16 for the same period last year. Income tax expense for the fourth quarter of 2017 included a one-time charge of $13.2 million due to the re-measurement of the Company’s net deferred tax asset (“DTA”) resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Reform Act”). Excluding the impact of the $13.2 million DTA revaluation, net income totaled $31.1 million for the fourth quarter of 2017, or $0.28 per share. Net earnings grew by $4.6 million over the prior quarter, or 11.93%, and $12.1 million from the fourth quarter of 2017, or 38.96%, when the impact of the DTA revaluation is excluded.

On August 10, 2018, we completed the acquisition of Community Bank (“CB”). Our financial statements for the year ended 2018 include 143 days of CB operations, post-merger. At close, Citizens Business Bank acquired $2.73 billion of loans. We also assumed $1.26 billion of noninterest-bearing deposits and $2.87 billion of total deposits.

Chris Myers, President and CEO of Citizens Business Bank, commented, “The Bank had a fantastic year, and I am very pleased with how well we are positioned for the existing interest rate environment. Our merger with Community Bank continued to go as planned as we successfully completed the systems integration in November. The consolidation of banking centers is underway and should be finalized by the middle of the second quarter.”

Net income of $43.2 million for the fourth quarter of 2018 produced an annualized return on average equity (“ROAE”) of 9.29%, and a return on average tangible common equity (“ROATCE”) of 15.93%. ROAE and ROATCE for the third quarter of 2018 were 10.17% and 15.04%, respectively, and the fourth quarter of 2017 produced an ROAE and ROATCE of 6.48% and 7.39%. Excluding the impact of the $13.2 million DTA revaluation, the fourth quarter of 2017 produced a ROATCE of 12.80%. Annualized return on average assets (“ROAA”) was 1.49% for the fourth quarter, compared to 1.52% for the third quarter of 2018. ROAA was 0.85% for the fourth quarter of 2017, or 1.48% when the impact of the DTA revaluation is excluded. The efficiency ratio for the fourth quarter of 2018 was 49.15%, compared to 47.49% for the third quarter of 2018 and 41.81% for the fourth quarter of 2017. Expenses related to the acquisition totaled $8.5 million for the fourth quarter. When acquisition related expenses are excluded, the efficiency ratio for the fourth quarter was 42.31%, compared to 41.03% for the prior quarter and 41.72% for the fourth quarter of 2017.

Net income totaled $152.0 million for the year ended December 31, 2018, which is the highest in company history. Full year net income grew by $47.6 million, or 45.58%, from the prior year. When the DTA revaluation in 2017 is excluded, net income increased by $34.4 million, or 29.23% over 2017. Earnings for 2018 included $1.5 million in loan loss provision, compared with $8.5 million in loan loss provision recaptured in 2017. Diluted earnings per share were $1.24 for 2018, compared to $0.95 for 2017. Excluding the impact of the $13.2 million DTA revaluation, net income totaled $117.6 million, or $1.07 per share, for the year ended December 31, 2017. Net income for the year ended December 31, 2018 produced an annualized ROAE of 11.00%, a ROATCE of 15.18% and a ROAA of 1.60%. This compares to ROAE of 9.84%, a ROATCE of 11.17% and a ROAA of 1.26% for 2017. Excluding the impact of the DTA revaluation, ROATCE and ROAA were 12.57% and 1.42%, respectively, for the year ended 2017. The efficiency ratio for 2018 was 45.83%, compared to 43.84% for 2017.

Net interest income before provision for loan losses was $113.0 million for the quarter, which was a $20.2 million, or 21.76%, increase from the third quarter of 2018, and a $41.7 million, or 58.56%, increase over the fourth quarter of 2017. Total interest income and fees on loans for the fourth quarter of 2018 of $100.9 million increased $21.1 million, or 26.42%, from the third quarter of 2018 and $45.0 million, or 80.59%, from the fourth quarter of 2017. Total investment income of $15.6 million decreased $622,000, or 3.84%, from the third quarter of 2018 and $1.3 million, or 7.86%, from the fourth quarter of 2017. Interest expense increased $886,000 over the prior quarter and $2.7 million over the fourth quarter of 2017. Total cost of funds for the fourth quarter was 0.19%, compared with 0.18% for the third quarter of 2018 and 0.11% for the fourth quarter of 2017. The increase in cost of funds was associated with the higher cost of deposits from CB.

Net interest income before provision for loan losses was $349.0 million for the year ended December 31, 2018, which was $70.1 million, or 25.14%, higher than 2017. The increase was due to a $79.2 million increase in interest income from $1.28 billion in average loan growth and a 0.34% increase in loan yields.

During the fourth quarter of 2018, $3.0 million of provision for loan losses was recorded, compared to $500,000 of provision for loan losses for the prior quarter and $1.5 million loan loss provision recaptured for the same period last year. Provision for loan losses totaled $1.5 million for 2018, compared to $8.5 million in loan loss provision recapture for 2017.

Noninterest income was $10.8 million for the fourth quarter of 2018, compared with $10.1 million for the third quarter of 2018 and $12.6 million for the fourth quarter of 2017. The fourth quarter of 2018 included approximately $1.6 million in additional noninterest income due to additional accounts resulting from the merger with CB. Noninterest income for the fourth quarter of 2017 was higher due to $3.8 million in one-time gains related to an eminent domain condemnation and a branch sale. Excluding the net gains realized in the fourth quarter of 2017, noninterest income increased by $2.0 million over the fourth quarter of 2017.

For the year ended December 31, 2018, noninterest income was $43.5 million, compared to $42.1 million for 2017. Noninterest income for 2018 included $3.5 million of net gain on the sale of one OREO. 2017 included $3.8 million in net gains on sale.

Noninterest expense for the fourth quarter of 2018 was $60.8 million, compared to $48.9 million for the third quarter of 2018 and $35.1 million for the fourth quarter of 2017. Salary and benefit expense for the fourth quarter of 2018 increased over the prior quarter by $4.6 million principally due to additional compensation related expenses for our newly hired and former CB employees. Occupancy and equipment increased by $1.7 million due to the addition of 16 banking centers and an administrative office from CB. Amortization of core deposit intangible (“CDI”) increased by $1.1 million as a result of core deposits assumed from CB. The fourth quarter of 2018 also included $8.5 million in merger related expenses in connection with the acquisition, which was $1.8 million more than the prior quarter. As a percentage of average assets, noninterest expense was 2.10%, compared to 1.93% for the third quarter of 2018 and 1.67% for the fourth quarter of 2017. If merger related expenses are not included, noninterest expense was 1.80% and 1.67% of average assets for the fourth and third quarter of 2018, respectively.

Noninterest expense of $179.9 million for the year ended December 31, 2018 was $39.2 million higher than the prior year. The increase was primarily due to increases of $14.2 million in merger related expenses, $13.5 million in salaries and employee benefits, $4.1 million in occupancy and equipment, $3.9 million in amortization of CDI, and $2.3 million in software licenses and maintenance. As a percentage of average assets, noninterest expense was 1.89% for 2018, compared to 1.70% for 2017. If merger related expenses are not included, noninterest expense was 1.72% and 1.67% of average assets for 2018 and 2017, respectively.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $113.0 million for the fourth quarter of 2018, compared to $92.8 million for the third quarter of 2018 and $71.3 million for the fourth quarter of 2017. Our net interest margin (tax equivalent) was 4.40% for the fourth quarter of 2018, compared to 4.06% for the third quarter of 2018 and 3.68% for the fourth quarter of 2017. Total average earning asset yields (tax equivalent) were 4.58% for the fourth quarter of 2018, compared to 4.23% for the third quarter of 2018 and 3.79% for the fourth quarter of 2017. Total cost of funds increased to 0.19% for the fourth quarter of 2018, compared to 0.18% for the third quarter of 2018 and 0.11% for the fourth quarter of 2017. The increase in the net interest margin from both the prior quarter and prior year was the result of higher loan yields and a change in asset mix with average loans growing to 74.8% of earning assets for the fourth quarter, compared to 69.6% for the third quarter and 60.9% for the fourth quarter of 2017. Fourth quarter average loans grew by $1.32 billion and loan yields grew by 23 basis points compared to the third quarter. Compared to the fourth quarter of 2017, loans grew by $2.91 billion on average and loan yields expanded from 4.66% to 5.22%. As a result of the CB merger, discount accretion on acquired loans increased for the fourth quarter. Discount accretion and nonaccrual interest paid increased by $3.7 million compared to the third quarter and by $5.8 million in comparison to the fourth quarter of 2017.

Investment securities declined on average by $166.1 million from the third quarter and $447.8 million compared to the fourth quarter of 2017. The tax equivalent yield on investments increased six basis points from the third quarter of 2018 and by 13 basis points from the fourth quarter of 2017.

Net interest income before provision for loan losses totaled $349.0 million for the year ended December 31, 2018, compared to $278.9 million for 2017. Our net interest margin (tax equivalent) was 4.03% for 2018, compared to 3.63% for 2017. Total average earning asset yields (tax equivalent) was 4.17%, compared to 3.74% for 2017. The increase in the net interest margin over 2017 was the result of an increase in our earning asset yield, which includes a 34 basis point increase in loan yields. The earning asset yield was further enhanced by the change in mix of earning assets as average loans represented 67.7% of earning assets in 2018 versus 59.3% for 2017.

Income Taxes

Our effective tax rate for the quarter and year ended December 31, 2018 was 28%, compared with 64.51% and 44.70% for the quarter and year ended December 31, 2017, respectively. On December 22, 2017, the Tax Reform Act was enacted into law. Beginning in 2018, the Tax Reform Act reduced the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions. During the fourth quarter of 2017, the Company recorded a one-time charge against earnings of $13.2 million as a result of the tax rate reduction and re-measurement of its net deferred tax assets.

Assets

The Company reported total assets of $11.53 billion at December 31, 2018. This represented an increase of $48.8 million, or 0.43%, from total assets of $11.48 billion at September 30, 2018. Interest-earning assets of $10.29 billion at December 31, 2018 increased $93.8 million, or 0.92%, when compared with $10.19 billion at September 30, 2018. The increase in interest-earning assets was primarily due to a $182.2 million increase in total loans. This increase was partially offset by a decrease of $86.7 million in investment securities.

Total assets of $11.53 billion at December 31, 2018 increased $3.26 billion, or 39.40%, from total assets of $8.27 billion at December 31, 2017. Interest-earning assets totaled $10.29 billion at December 31, 2018, an increase of $2.49 billion, or 31.87%, when compared with earning assets of $7.80 billion at December 31, 2017. The increase in interest-earning assets was primarily due to a $2.93 billion increase in total loans, partially offset by a $432.4 million decrease in investment securities. The increase in total loans included $2.73 billion of loans acquired from CB in the third quarter of 2018.

On August 10, 2018, we completed the acquisition of CB with approximately $4.09 billion in total assets and 16 banking centers. The acquisition included $2.73 billion of loans, $717.0 million of investment securities, and $70.9 million in bank-owned life insurance. The acquisition also resulted in $550.0 million of goodwill and $52.2 million in core deposit premium. At the close of the merger, the entire CB security portfolio was liquidated at fair market value, as was $297.6 million of FHLB term advances and $166.0 million of overnight borrowings from CB. Net cash proceeds were used to fund the $180.7 million in cash paid to the former shareholders of CB as part of the merger consideration.

Investment Securities

Total investment securities were $2.48 billion at December 31, 2018, a decrease of $86.7 million, or 3.38%, from $2.57 billion at September 30, 2018 and a decrease of $432.4 million, or 14.85%, from $2.91 billion at December 31, 2017. The decrease in investment securities was due to minimal reinvestment of cash flows generated from principal payments on the security portfolio.

At December 31, 2018, investment securities held-to-maturity (“HTM”) totaled $744.4 million, a $14.6 million decrease, or 1.92%, from September 30, 2018 and an $85.5 million decrease, or 10.30%, from December 31, 2017.

At December 31, 2018, investment securities available-for-sale (“AFS”) totaled $1.73 billion, inclusive of a pre-tax net unrealized loss of $23.6 million due to a decline in fair value resulting from higher interest rates. AFS securities declined by $72.1 million, or 3.99%, from September 30, 2018, and declined by $346.9 million, or 16.67%, from December 31, 2017.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.06 billion at December 31, 2018, compared to $2.13 billion at September 30, 2018 and $2.43 billion at December 31, 2017. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $281.8 million as of December 31, 2018. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 23.06%, Massachusetts at 11.05%, Texas at 10.32%, and Connecticut at 6.11%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.76 billion at December 31, 2018 increased by $182.2 million, or 2.40%, from September 30, 2018. The increase in total loans was principally due to growth of $124.9 million in commercial real estate loans and $89.7 million in dairy & livestock and agribusiness loans. The majority of growth in dairy & livestock and agribusiness loans is seasonal. The overall increase in loans and leases were partially offset by decreases of $19.6 million in commercial and industrial loans, $7.0 million in Small Business Administration (“SBA”) loans, and $6.4 million in consumer and other loans.

Total loans and leases, net of deferred fees and discounts, of $7.76 billion at December 31, 2018 increased by $2.93 billion, or 60.74%, from December 31, 2017. Excluding the $2.73 billion of acquired CB loans, total loans increased by $199.9 million or 4.14% for 2018. Commercial real estate loans grew by $223.1 million and dairy & livestock and agribusiness loans increased by $34.1 million. This growth was partially offset by a decrease of $46.6 million in commercial and industrial loans and a decrease of $13.5 million in consumer and other loans.

Deposits & Customer Repurchase Agreements

Deposits of $8.83 billion and customer repurchase agreements of $442.3 million totaled $9.27 billion at December 31, 2018. This represents a decrease of $239.6 million, or 2.52%, when compared with total deposits and customer repurchase agreements of $9.51 billion at September 30, 2018. Deposits and customer repurchase agreements increased by $2.17 billion, or 30.55%, when compared with total deposits and customer repurchase agreements of $7.10 billion at December 31, 2017.

Noninterest-bearing deposits were $5.20 billion at December 31, 2018, a decrease of $19.4 million, or 0.37%, when compared to September 30, 2018, and an increase of $1.36 billion, or 35.31%, when compared to $3.85 billion at December 31, 2017. At December 31, 2018, noninterest-bearing deposits were 58.96% of total deposits, compared to 57.35% at September 30, 2018 and 58.75% at December 31, 2017.

The increase in total deposits from the end of 2017 included $1.26 billion of noninterest-bearing deposits and $2.87 billion of total deposits assumed from CB during the third quarter of 2018.

Our average cost of total deposits was 0.16% for the quarter ended December 31, 2018, compared to 0.15% for the third quarter of 2018 and 0.09% for the fourth quarter of 2017. Our average cost of total deposits including customer repurchase agreements was 0.17% for the quarter ended December 31, 2018, 0.15% for the quarter ended September 30, 2018, and 0.10% for the quarter ended December 31, 2017.

FHLB Advance, Other Borrowings and Debentures

At December 31, 2018, we had $280.0 million in short-term borrowings compared to $30.0 million at September 30, 2018, and zero at December 31, 2017.

At December 31, 2018, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2017. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Cost of Funds

Total cost of funds was 0.19% for the fourth quarter of 2018, compared with 0.18% for the third quarter of 2018 and 0.11% for the fourth quarter of 2017. The increase in funding costs was due to having a full quarter of CB deposits.

Asset Quality

The allowance for loan losses totaled $63.6 million at December 31, 2018, compared to $60.0 million at September 30, 2018 and $59.6 million at December 31, 2017. The allowance for loan losses for the fourth quarter of 2018 was increased by $3.0 million in provision for loan losses and reduced by a net recovery of loans of $606,000. The allowance for loan losses was 0.82%, 0.79%, 1.24%, 1.25%, and 1.23% of total loans and leases outstanding, at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively. The ratio as of the most recent two quarters was impacted by the $2.73 billion in loans acquired from CB that are recorded at fair market value, without a corresponding loan loss allowance. The allowance for loans losses as a percentage of nonacquired loans was 1.32% at December 31, 2018, compared to 1.33% at September 30, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $20.0 million at December 31, 2018, or 0.26% of total loans. Total nonperforming loans at December 31, 2018 included $12.3 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of $16.4 million, or 0.22% of total loans, at September 30, 2018 and $10.7 million, or 0.22%, of total loans, at December 31, 2017. The $20.0 million in nonperforming loans at December 31, 2018 are summarized as follows: $7.5 million in commercial and industrial loans, $6.1 million in commercial real estate loans, $2.9 million in SFR mortgage loans, $2.9 million in SBA loans, and $486,000 in consumer and other loans.

As of December 31, 2018, we had $420,000 in OREO compared to $3.8 million at December 31, 2017. During the first quarter of 2018, we sold one OREO property, realizing a net gain on sale of $3.5 million. There was one addition to OREO for the year ended December 31, 2018.

At December 31, 2018, we had loans delinquent 30 to 89 days of $5.3 million. This compares to $495,000 at September 30, 2018 and $1.2 million at December 31, 2017. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.07% at December 31, 2018, 0.01% at September 30, 2018, and 0.02% at December 31, 2017.

At December 31, 2018, we had $3.6 million in performing TDR loans, compared to $3.8 million in performing TDR loans at September 30, 2018, and $4.8 million in performing TDR loans at December 31, 2017. In terms of the number of loans, we had 13 performing TDR loans at December 31, 2018, compared to 14 performing TDR loans at September 30, 2018, and 16 performing TDR loans at December 31, 2017.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $20.4 million at December 31, 2018, $16.9 million at September 30, 2018, and $15.2 million at December 31, 2017. As a percentage of total assets, nonperforming assets were 0.18% at December 31, 2018, 0.15% at September 30, 2018, and 0.18% at December 31, 2017.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2018, classified loans totaled $51.1 million, compared to $48.0 million at September 30, 2018 and $57.3 million at December 31, 2017. Total classified loans at December 31, 2018 included $19.0 million of classified loans acquired from CB in the third quarter of 2018. Excluding the $19.0 million of acquired classified CB loans, classified loans decreased $807,000 quarter-over-quarter including a $424,000 decrease in commercial and industrial loans, a $282,000 decrease in commercial real estate loans, and a $180,000 decrease in dairy & livestock and agribusiness loans. This was partially offset by an increase of $136,000 in classified SBA loans.

CitizensTrust

As of December 31, 2018, CitizensTrust had approximately $2.54 billion in assets under management and administration, including $1.80 billion in assets under management. Revenues were $2.1 million for the fourth quarter of 2018 and $8.8 million for 2018, compared to $2.4 million and $9.8 million, respectively, for the same period of 2017. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 67 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 24, 2019 to discuss the Company’s fourth quarter and year ended 2018 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 7, 2019 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10127478.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the 2018 merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our customers, employees or third parties with whom we conduct business; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems and applications;

changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications and electronic marketplaces for loans and other banking products or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation and any litigation which we inherited from our 2018 merger with Community Bank); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2018	September 31, 2018	December 31, 2017
Assets
Cash and due from banks	$ 144,008	$ 174,083	$ 119,841
Interest-earning balances due from Federal Reserve	19,940	20,392	24,536

Total cash and cash equivalents	163,948	194,475	144,377

Interest-earning balances due from depository institutions	7,670	8,812	17,952
Investment securities available-for-sale	1,734,085	1,806,231	2,080,985
Investment securities held-to-maturity	744,440	759,029	829,890

Total investment securities	2,478,525	2,565,260	2,910,875

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,764,611	7,582,459	4,830,631
Allowance for loan losses	(63,613)	(60,007)	(59,585)

Net loans and lease finance receivables	7,700,998	7,522,452	4,771,046

Premises and equipment, net	58,193	59,256	46,166
Bank owned life insurance (BOLI)	220,758	219,561	146,486
Intangibles	53,784	56,643	6,838
Goodwill	666,539	662,888	116,564
Other assets	161,050	173,306	92,594

Total assets	$11,529,153	$11,480,341	$8,270,586

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 5,204,787	$ 5,224,154	$ 3,846,436
Investment checking	460,972	455,388	433,971
Savings and money market	2,629,787	2,818,386	1,881,099
Time deposits	531,944	611,898	385,347

Total deposits	8,827,490	9,109,826	6,546,853
Customer repurchase agreements	442,255	399,477	553,773
Other borrowings	280,000	30,000	-
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	102,444	96,684	74,920

Total liabilities	9,677,963	9,661,761	7,201,320
Stockholders’ Equity
Stockholders’ equity	1,869,474	1,851,395	1,067,814
Accumulated other comprehensive (loss) income, net of tax	(18,284)	(32,815)	1,452

Total stockholders’ equity	1,851,190	1,818,580	1,069,266

Total liabilities and stockholders’ equity	$11,529,153	$11,480,341	$8,270,586

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Assets
Cash and due from banks	$162,368	$132,467	$140,284	$130,665
Interest-earning balances due from Federal Reserve and federal funds sold	36,053	56,940	87,603	58,324

Total cash and cash equivalents	198,421	189,407	227,887	188,989

Interest-earning balances due from depository institutions	7,994	18,947	9,663	28,213
Investment securities available-for-sale	1,764,929	2,126,254	1,922,392	2,205,854
Investment securities held-to-maturity	752,995	839,496	778,597	864,782

Total investment securities	2,517,924	2,965,750	2,700,989	3,070,636

Investment in stock of FHLB	17,688	17,688	19,441	18,046
Loans and lease finance receivables	7,665,679	4,754,373	5,905,674	4,623,244
Allowance for loan losses	(60,215)	(60,805)	(59,936)	(60,547)

Net loans and lease finance receivables	7,605,464	4,693,568	5,845,738	4,562,697

Premises and equipment, net	60,147	46,741	51,229	46,314
Bank owned life insurance (BOLI)	219,961	146,176	175,570	143,652
Intangibles	55,659	7,057	26,055	6,957
Goodwill	662,928	116,564	330,613	112,916
Other assets	170,163	121,140	125,484	123,301

Total assets	$11,516,349	$8,323,038	$9,512,669	$8,301,721

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,311,865	$3,942,305	$4,449,110	$3,856,987
Interest-bearing	3,799,749	2,706,628	3,109,691	2,738,175

Total deposits	9,111,614	6,648,933	7,558,801	6,595,162
Customer repurchase agreements	394,846	461,373	439,658	529,447
FHLB advances	-	-	2,446	-
Other borrowings	54,485	15,338	31,648	16,770
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	-	14,428	3,373	10,417
Other liabilities	85,678	64,780	68,577	62,594

Total liabilities	9,672,397	7,230,626	8,130,277	7,240,164
Stockholders’ Equity
Stockholders’ equity	1,876,692	1,081,016	1,402,195	1,050,987
Accumulated other comprehensive (loss) income, net of tax	(32,740)	11,396	(19,803)	10,570

Stockholders’ equity	1,843,952	1,092,412	1,382,392	1,061,557

Total liabilities and stockholders’ equity	$11,516,349	$8,323,038	$9,512,669	$8,301,721

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Interest income:
Loans and leases, including fees	$100,902	$55,873	$293,284	$214,126
Investment securities:
Investment securities available-for-sale	10,902	11,891	45,988	49,778
Investment securities held-to-maturity	4,663	5,001	18,901	21,015

Total investment income	15,565	16,892	64,889	70,793
Dividends from FHLB stock	1,086	305	2,045	1,375
Interest-earning deposits with other institutions and federal funds sold	167	249	1,642	932

Total interest income	117,720	73,319	361,860	287,226

Interest expense:
Deposits	3,784	1,497	9,825	6,044
Borrowings and junior subordinated debentures	920	547	2,990	2,252

Total interest expense	4,704	2,044	12,815	8,296

Net interest income before provision for (recapture of) loan losses	113,016	71,275	349,045	278,930
Provision for (recapture of) loan losses	3,000	(1,500)	1,500	(8,500)

Net interest income after provision for (recapture of) loan losses	110,016	72,775	347,545	287,430

Noninterest income:
Service charges on deposit accounts	4,639	4,015	17,070	15,809
Trust and investment services	2,036	2,413	8,774	9,845
Gain on OREO, net	6	2	3,546	6
Other	4,077	6,152	14,091	16,458

Total noninterest income	10,758	12,582	43,481	42,118

Noninterest expense:
Salaries and employee benefits	30,917	21,949	100,601	87,065
Occupancy and equipment	7,007	4,118	20,841	16,756
Professional services	2,103	1,749	6,477	5,940
Software licenses and maintenance	2,819	1,687	8,655	6,385
Marketing and promotion	1,664	1,355	5,302	4,839
Amortization of intangible assets	2,859	338	5,254	1,329
Acquisition related expenses	8,462	75	16,404	2,251
Other	5,000	3,786	16,377	16,188

Total noninterest expense	60,831	35,057	179,911	140,753

Earnings before income taxes	59,943	50,300	211,115	188,795
Income taxes	16,784	32,449	59,112	84,384

Net earnings	$43,159	$17,851	$152,003	$104,411

Basic earnings per common share	$0.31	$0.16	$1.25	$0.95

Diluted earnings per common share	$0.31	$0.16	$1.24	$0.95

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.54

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Interest income - tax equivalent (TE)	$118,197	$74,265	$363,864	$291,234
Interest expense	4,704	2,044	12,815	8,296

Net interest income - (TE)	$113,493	$72,221	$351,049	$282,938

Return on average assets, annualized	1.49%	0.85%	1.60%	1.26%
Return on average equity, annualized	9.29%	6.48%	11.00%	9.84%
Efficiency ratio [1]	49.15%	41.81%	45.83%	43.84%
Noninterest expense to average assets, annualized	2.10%	1.67%	1.89%	1.70%
Yield on average loans	5.22%	4.66%	4.97%	4.63%
Yield on average earning assets (TE)	4.58%	3.79%	4.17%	3.74%
Cost of deposits	0.16%	0.09%	0.13%	0.09%
Cost of deposits and customer repurchase agreements	0.17%	0.10%	0.14%	0.10%
Cost of funds	0.19%	0.11%	0.16%	0.12%
Net interest margin (TE)	4.40%	3.68%	4.03%	3.63%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
Weighted average shares outstanding
Basic	139,880,568	109,793,813	121,670,113	109,409,301
Diluted	140,119,609	110,205,600	121,957,364	109,806,710
Dividends declared	$19,697	$15,425	$70,203	$59,483
Dividend payout ratio [2]	45.64%	86.41%	46.19%	56.97%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	140,000,017	110,184,922
Book value per share	$13.22	$9.70
Tangible book value per share	$8.08	$8.58

	December 31,
	2018	2017
Nonperforming assets:
Nonaccrual loans	$16,442	$6,516
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	3,509	4,200
Other real estate owned (OREO), net	420	4,527

Total nonperforming assets	$20,371	$15,243

Troubled debt restructured performing loans	$3,594	$4,809

Percentage of nonperforming assets to total loans outstanding and OREO	0.26%	0.32%
Percentage of nonperforming assets to total assets	0.18%	0.18%
Allowance for loan losses to nonperforming assets	312.27%	390.90%

	Twelve Months Ended December 31,
	2018	2017
Allowance for loan losses:
Beginning balance	$59,585	$61,540
Total charge-offs	(291)	(151)
Total recoveries on loans previously charged-off	2,819	6,696

Net recoveries	2,528	6,545
Provision for (recapture of) loan losses	1,500	(8,500)

Allowance for loan losses at end of period	$63,613	$59,585

Net recoveries to average loans	0.043%	0.142%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2018		2017		2016
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.14	$21.64	$24.63	$20.58	$17.70	$14.02
June 30,	$24.11	$21.92	$22.85	$19.90	$17.92	$15.25
September 30,	$24.97	$22.19	$24.29	$19.58	$17.88	$15.39
December 31,	$23.51	$19.21	$25.49	$22.25	$23.23	$16.32

Quarterly Consolidated Statements of Earnings

	Q4	Q3	Q2	Q1	Q4
	2018	2018	2018	2018	2017
Interest income
Loans and leases, including fees	$100,902	$79,818	$57,368	$55,196	$55,873
Investment securities and other	16,818	16,820	17,437	17,501	17,446

Total interest income	117,720	96,638	74,805	72,697	73,319

Interest expense
Deposits	3,784	2,967	1,549	1,525	1,497
Other borrowings	920	851	568	651	547

Total interest expense	4,704	3,818	2,117	2,176	2,044

Net interest income before provision for (recapture of) loan losses	113,016	92,820	72,688	70,521	71,275
Provision for (recapture of) loan losses	3,000	500	(1,000)	(1,000)	(1,500)

Net interest income after provision for (recapture of) loan losses	110,016	92,320	73,688	71,521	72,775

Noninterest income	10,758	10,112	9,695	12,916	12,582
Noninterest expense	60,831	48,880	34,254	35,946	35,057

Earnings before income taxes	59,943	53,552	49,129	48,491	50,300
Income taxes	16,784	14,994	13,756	13,578	32,449

Net earnings	$43,159	$38,558	$35,373	$34,913	$17,851

Effective tax rate	28.00%	28.00%	28.00%	28.00%	64.51%

Basic earnings per common share	$0.31	$0.30	$0.32	$0.32	$0.16
Diluted earnings per common share	$0.31	$0.30	$0.32	$0.32	$0.16

Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.14	$0.14

Cash dividends declared	$19,697	$19,628	$15,444	$15,434	$15,425

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Commercial and industrial	$1,002,728	$1,022,365	$509,750	$515,137	$514,259
SBA	351,301	358,338	122,359	124,788	123,438
Real estate:
Commercial real estate	5,408,636	5,283,719	3,471,244	3,435,491	3,404,144
Construction	122,782	123,274	84,400	79,898	77,982
SFR mortgage	296,649	292,666	237,308	237,776	236,364
Dairy & livestock and agribusiness	394,543	304,798	268,489	276,389	348,059
Municipal lease finance receivables	64,186	67,581	67,721	67,892	70,243
Consumer and other loans	128,614	134,982	61,060	64,387	64,457

Gross loans	7,769,439	7,587,723	4,822,331	4,801,758	4,838,946
Less:
Purchase accounting discount on PCI loans	-	-	-	(1,074)	(2,026)
Deferred loan fees, net	(4,828)	(5,264)	(5,375)	(5,701)	(6,289)

Gross loans, net of deferred loan fees and discounts	7,764,611	7,582,459	4,816,956	4,794,983	4,830,631
Allowance for loan losses	(63,613)	(60,007)	(59,583)	(59,935)	(59,585)

Net loans	$7,700,998	$7,522,452	$4,757,373	$4,735,048	$4,771,046

Deposit Composition by Type and Customer Repurchase Agreements

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Noninterest-bearing	$5,204,787	$5,224,154	$3,980,666	$4,062,691	$3,846,436
Investment checking	460,972	455,388	432,455	433,725	433,971
Savings and money market	2,629,787	2,818,386	1,759,684	1,840,929	1,881,099
Time deposits	531,944	611,898	362,501	372,090	385,347

Total deposits	8,827,490	9,109,826	6,535,306	6,709,435	6,546,853

Customer repurchase agreements	442,255	399,477	384,054	487,277	553,773

Total deposits and customer repurchase agreements	$9,269,745	$9,509,303	$6,919,360	$7,196,712	$7,100,626

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Nonperforming loans:
Commercial and industrial	$7,490	$3,026	$204	$272	$250
SBA	2,892	3,005	574	589	906
Real estate:
Commercial real estate	6,068	5,856	6,517	6,746	6,842
Construction	-	-	-	-	-
SFR mortgage	2,937	2,961	1,578	1,309	1,337
Dairy & livestock and agribusiness	78	775	800	818	829
Consumer and other loans	486	807	509	438	552

Total	$19,951	$16,430	$10,182	$10,172	$10,716

% of Total gross loans	0.26%	0.22%	0.21%	0.21%	0.22%

Past due 30-89 days:
Commercial and industrial	$909	$274	$-	$-	$768
SBA	1,307	123	-	-	403
Real estate:
Commercial real estate	2,789	-	-	-	-
Construction	-	-	-	-	-
SFR mortgage	285	-	-	680	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	-	98	47	63	1

Total	$5,290	$495	$47	$743	$1,172

% of Total gross loans	0.07%	0.01%	0.001%	0.02%	0.02%
OREO:
Real estate:
Commercial real estate	$-	$-	$-	$-	$-
Construction	-	-	-	-	4,527
SFR mortgage	420	420	-	-	-

Total	$420	$420	$-	$-	$4,527

Total nonperforming, past due, and OREO	$25,661	$17,345	$10,229	$10,915	$16,415

% of Total gross loans	0.33%	0.23%	0.21%	0.23%	0.34%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2018 and 2017.

	December 31,
	2018	2017
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,851,190	$1,069,266
Less: Goodwill	(666,539)	(116,564)
Less: Intangible assets	(53,784)	(6,838)

Tangible book value	$1,130,867	$945,864
Common shares issued and outstanding	140,000,017	110,184,922

Tangible book value per share	$8.08	$8.58

Reconciliations of Adjusted Efficiency Ratio and Noninterest Expense to Average Assets Ratio

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the three months ended December 31, 2018 and 2017 included acquisition related expenses of $8.5 million and $75,000, respectively. Noninterest expense for the twelve months ended December 31, 2018 and 2017 included acquisition related expenses of $16.4 million and $2.3 million, respectively. We believe that presenting the efficiency ratio and noninterest expense to average assets ratio, excluding acquisition expenses, provides additional clarity to the users of financial statements regarding core net income.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in thousands)
Total noninterest expense	$60,831	$35,057	$179,911	$140,753
Acquisition related expenses	(8,462)	(75)	(16,404)	(2,251)

Adjusted total noninterest expense, excluding acquisition expenses	$52,369	$34,982	$163,507	$138,502

Net interest income before provision for (recapture of) loan losses	$113,016	$71,275	$349,045	$278,930
Total noninterest income	10,758	12,582	43,481	42,118
Average total assets	11,516,349	8,323,038	9,512,669	8,301,721

Efficiency ratio [1]	49.15%	41.81%	45.83%	43.84%
Adjusted efficiency ratio, excluding acquisition expenses	42.31%	41.72%	41.66%	43.14%

Noninterest expense to average assets, annualized	2.10%	1.67%	1.89%	1.70%
Adjusted noninterest expense to average assets, annualized, excluding acquisition expenses	1.80%	1.67%	1.72%	1.67%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Tax Reform and Effect of Tax Rate Change Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Income tax expense for the three and twelve months ended December 31, 2017 included a one-time charge of $13.2 million as a result of the December 22, 2017 enactment of the Tax Reform Act. We believe that presenting the effective tax rate, earnings, ROAA, ROAE, and earnings per common share, excluding the impact of the re-measurement of our net deferred tax asset, provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Income tax expense	$16,784	$32,449	$59,112	$84,384
Less: Effect of income tax rate change-DTA revaluation	-	(13,208)	-	(13,208)

Adjusted income tax expense	$16,784	$19,241	$59,112	$71,176

Effective Tax Rate	28.00%	64.51%	28.00%	44.70%
Adjusted effective tax rate	28.00%	38.25%	28.00%	37.70%

Net earnings	$43,159	$17,851	$152,003	$104,411
Effect of income tax rate change-DTA revaluation	-	13,208	-	13,208

Adjusted net earnings	$43,159	$31,059	$152,003	$117,619

Average assets	$11,516,349	$8,323,038	$9,512,669	$8,301,721
Return on average assets [1]	1.49%	0.85%	1.60%	1.26%
Adjusted return on average assets [1]	1.49%	1.48%	1.60%	1.42%

Average equity	$1,843,952	$1,092,412	$1,382,392	$1,061,557
Return on average equity [1]	9.29%	6.48%	11.00%	9.84%
Adjusted return on average equity [1]	9.29%	11.28%	11.00%	11.08%

Weighted average shares outstanding
Basic	139,880,568	109,793,813	121,670,113	109,409,301
Diluted	140,119,609	110,205,600	121,957,364	109,806,710

Earnings per common share:
Basic	$0.31	$0.16	$1.25	$0.95
Diluted	$0.31	$0.16	$1.24	$0.95
Adjusted earnings per common share:
Basic	$0.31	$0.28	$1.25	$1.07
Diluted	$0.31	$0.28	$1.24	$1.07

[1] Annualized

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles and the impact of the $13.2 million DTA revaluation, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in thousands)

Net Income	$43,159	$17,851	$152,003	$104,411
Add: Amortization of intangible assets	2,859	338	5,254	1,329
Less: Tax effect of amortization of intangible assets [1]	(845)	(142)	(1,553)	(559)

Tangible net income	45,173	18,047	155,704	105,181

Add: Effect of income tax rate change-DTA revaluation	-	13,208	-	13,208

Adjusted tangible net income	$45,173	$31,255	$155,704	$118,389

Average stockholders’ equity	$1,843,952	$1,092,412	$1,382,392	$1,061,557
Less: Average goodwill	(662,928)	(116,564)	(330,613)	(112,916)
Less: Average intangible assets	(55,659)	(7,057)	(26,055)	(6,957)

Average tangible common equity	$1,125,365	$968,791	$1,025,724	$941,684

Return on average equity, annualized	9.29%	6.48%	11.00%	9.84%
Return on average tangible common equity, annualized	15.93%	7.39%	15.18%	11.17%
Adjusted return on average tangible common equity, annualized	15.93%	12.80%	15.18%	12.57%

[1] Tax effected at respective statutory rates.

Reconciliations of Adjusted Yield on Average Loans, Yield on Average Earning Assets and NIM

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended December 31, 2018 and 2017 included a yield adjustment of $8.5 million and $2.7 million, respectively. Net interest income for the twelve months ended December 31, 2018 and 2017 included a yield adjustment of $18.6 million and $7.4 million, respectively. These yield adjustments relate to discount accretion on acquired loans and nonrecurring nonaccrual interest paid, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in thousands)
Yield on Average Loans
Loan interest income	$100,902	$55,873	$293,284	$214,126
Less: Discount accretion on acquired loans	(8,511)	(1,944)	(15,400)	(5,159)
Less: Nonrecurring nonaccrual interest paid	-	(762)	(3,183)	(2,194)

Adjusted loan interest income	$92,391	$53,167	$274,701	$206,773

Average loans and lease finance receivables, net of discount on acquired loans	$7,665,679	$4,754,373	$5,905,674	$4,623,244
Add: Average discount on acquired loans	87,029	9,234	39,674	9,514

Average gross loans and lease finance receivables	$7,752,708	$4,763,607	$5,945,348	$4,632,758

Yield on average loans	5.22%	4.66%	4.97%	4.63%
Adjusted yield on average loans	4.73%	4.43%	4.62%	4.46%

Yield on Average Earning Assets (TE)
Total interest income (TE)	$118,197	$74,265	$363,864	$291,234
Less: Discount accretion on acquired loans	(8,511)	(1,944)	(15,400)	(5,159)
Less: Nonrecurring nonaccrual interest paid	-	(762)	(3,183)	(2,194)

Adjusted total interest income (TE)	$109,686	$71,559	$345,281	$283,881

Average total interest-earning assets	$10,245,338	$7,813,698	$8,723,370	$7,798,463
Add: Average discount on acquired loans	87,029	9,234	39,674	9,514

Adjusted average total interest-earning assets	$10,332,367	$7,822,932	$8,763,044	$7,807,977

Yield on average earning assets (TE)	4.58%	3.79%	4.17%	3.74%
Adjusted yield on average earning assets (TE)	4.22%	3.64%	3.94%	3.64%

Net Interest Margin (TE)
Net interest income (TE)	$113,493	$72,221	$351,049	$282,938
Less: Discount accretion on acquired loans	(8,511)	(1,944)	(15,400)	(5,159)
Less: Nonrecurring nonaccrual interest paid	-	(762)	(3,183)	(2,194)

Adjusted net interest income (TE)	$104,982	$69,515	$332,466	$275,585

Average net interest-earning assets	$10,245,338	$7,813,698	$8,723,370	$7,798,463
Add: Average discount on acquired loans	87,029	9,234	39,674	9,514

Adjusted average net interest-earning assets	$10,332,367	$7,822,932	$8,763,044	$7,807,977

Net interest margin (TE)	4.40%	3.68%	4.03%	3.63%
Adjusted net interest margin (TE)	4.04%	3.54%	3.80%	3.53%